Exhibit 10.3

December 21, 2004

Mr. Kevin P. Bagby

1457 Hunting Hollow Drive

Hudson, OH 44236

Dear Kevin,

Reference is made to our letter agreement, dated as of November 22, 2004 (the “Original Letter Agreement”), setting forth the terms and conditions of your employment as Vice President, Finance, Chief Financial Officer, Treasurer, and Secretary of FreightCar America, Inc. (formerly known as JAC Holdings International, Inc.) and its subsidiaries (the “Company”).

This letter agreement confirms our mutual understanding that the third paragraph of the Original Letter Agreement is revised to delete the following sentence in its entirety: “The stock options will become vested on the earlier of the first anniversary of your employment date or completion of an initial public offering of the Company’s common stock.” The foregoing sentence in the Original Letter Agreement shall be replaced by the following sentence: “The stock options will be vested on the day immediately following the date of the applicable stock option agreement.”

Except as expressly amended hereby, the Original Letter Agreement shall continue in full force and effect.

Please confirm your acceptance and agreement of the terms and conditions set forth herein by executing this letter agreement below and returning the same to us.

Sincerely,

John E. Carroll, Jr.
President, FreightCar America, Inc.

Accepted By:

/s/ Kevin P. Bagby
Kevin P. Bagby